Exhibit 99.1

Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 486-8111

POLYMEDICA ELECTS KRISHNA G. PALEPU
TO BOARD OF DIRECTORS

Wakefield, Massachusetts (June 30, 2006) – PolyMedica Corporation (NASDAQ/NM: PLMD) announced today that Krishna G. Palepu has been elected to the Company’s Board of Directors. Professor Palepu will be replacing Daniel S. Bernstein, M.D., who will retire from the Company’s Board of Directors at the Company’s annual shareholders meeting on September 19, 2006. Dr. Bernstein has served as a director of PolyMedica since 1992.
Krishna G. Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean, International Development, at the Harvard Business School. In addition to teaching in the School’s MBA program, Professor Palepu teaches in several programs for senior executives specifically focusing on strategy and governance. Professor Palepu is a coauthor of the book, Business Analysis and Valuation: Text and Cases, which won the American Accounting Association’s Wildman Award for its impact on management practice, as well as the Notable Contribution to the Accounting Literature Award for its impact on academic research. Professor Palepu is a member of the Board of Directors of Dr. Reddy’s Laboratories and Satyam Computer Services, two leading Indian companies listed on the New York Stock Exchange, as well as Brooks Automation, Inc., a NASDAQ-listed company.
In announcing Professor Palepu’s addition to PolyMedica’s Board, President and Chief Executive Officer Patrick Ryan said “We are indeed fortunate to have someone of Professor Palepu’s caliber join our Board. We look forward to the wide range of knowledge, including his experience gained through his involvement as a consultant to a wide variety of businesses on issues related to valuation, strategy and governance, that Professor Palepu brings to our Board.
“We are also very grateful for Dr. Bernstein’s contributions during his 14-year tenure on our Board. As a physician at Brigham Medical Associates, a lecturer at Harvard Medical School, and a Clinical Professor of Medicine Emeritus, Boston University School of Medicine, his depth of experience has been a tremendous asset, and the Board will indeed miss Dr. Bernstein’s many insights and contributions.”

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PLMD Names Krishna G. Palepu To Board of Directors

June 30, 2006

About PolyMedica
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 875,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with prescription medications through its wholly owned subsidiary, Liberty Healthcare Group. By communicating with patients on a regular basis, providing the convenience of home delivery and submitting claims for payment directly to Medicare and other insurers on behalf of its patients, PolyMedica provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Reports on Form 10-Q for the periods ended December 31, September 30 and June 30, 2005. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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